Exhibit 99.1

NEWS RELEASE

Contact:	Ron Bottrell
312.446.6595

Bay Valley Foods Announces Plans to Close Springfield, Missouri Facility

SPRINGFIELD, Mo., Feb. 28 /PRNewswire/ -- Bay Valley Foods, a division of TreeHouse Foods, Inc. (NYSE: THS), today announced its intention to close its Springfield, Missouri pickle plant.  Most plant production will cease in August 2011, with full plant closure occurring by December 2011.  The plant has 46 employees.

Brian Demos, Senior Vice President, Operations, said, "The decision to close the Springfield plant was a difficult one because of the impact it will have on our employees and their families. The employees have demonstrated exceptional loyalty and dedication over the years.  A recent analysis of overall pickle production capacity and plant efficiency led us to this difficult decision.  The balance of the volume will be transferred to other Bay Valley Foods locations.”

Demos said that the company expects no supply disruptions during the transition.  He also indicated that transition benefits and outplacement support would be provided to employees.

TreeHouse will record non-recurring, pre-tax charges to operating income of approximately $5.0 million, or approximately $0.09 per share in connection with the closure.  Ongoing annual cost savings from the closing are expected to be approximately $2.0 million.

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking statements.”  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as "may," "should," "could," "expects," "seek to," "anticipates," "plans," "believes," "estimates," "intends," "predicts," "projects," "potential" or "continue" or the negative of such terms and other comparable terminology.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements.  TreeHouse's Form 10-K for the year ended December 31, 2010 discusses some of the factors that could contribute to these differences.  You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation.  The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

SOURCE  Bay Valley Foods